UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 21, 2013

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-34259	30-0513080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

(713) 403-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Willbros Group, Inc., a Delaware corporation (the “Company”), previously announced its intent to exit the electric and gas distribution business in the Northeast and sell its investment in the related Hawkeye business, which formed part of the Company’s Utility Transmission and Distribution operating segment. On August 21, 2013, Hawkeye, LLC, a New York limited liability company and wholly-owned subsidiary of the Company (“Hawkeye”), and Halpin Line Construction LLC, a New York limited liability company and wholly-owned subsidiary of the Company (“Halpin” and, together with Hawkeye, the “Sellers”), entered into an Asset Purchase Agreement dated as of such date (the “Purchase Agreement”), with Elecnor Hawkeye, LLC, a Delaware limited liability company, as purchaser (“Elecnor”). Elecnor is a wholly-owned subsidiary of Elecnor, Inc., a Delaware corporation and wholly-owned subsidiary of Elecnor, S.A., a company organized in Spain. Pursuant to the terms of the Purchase Agreement, Elecnor will acquire certain assets of the Sellers comprising the Hawkeye business (the “Disposition”). Certain assets, primarily equipment and working capital associated with the Maine Power and Reliability Project (“MPRP”) contract, which Hawkeye is currently performing work under for Central Maine Power Company, will remain with the Sellers. Hawkeye will retain responsibility for the execution of the MPRP contract.

At the closing of the Disposition (the “Closing”), expected to be by September 30, 2013, Elecnor will pay closing consideration ranging from $22 million to $26 million in cash, subject to working capital and other typical post-closing adjustments. A portion of that amount will be deposited into an escrow account during the period of the working capital adjustment process (up to 75 days, or longer if the working capital adjustment is in dispute between the parties). The amount of the escrow will be determined at Closing and is based on a percentage of the pre-closing estimated net working capital of the Sellers. Besides the escrowed amount, as an additional source of funds for any indemnification liabilities of the Sellers, the Purchase Agreement requires the Sellers to obtain, and provide Elecnor with, a letter of credit in the amount of $2,000,000, which may be reduced to $1,000,000 at the first anniversary of the Closing, and terminated on the second anniversary of the Closing.

The Purchase Agreement includes a guaranty by the Company of each of the obligations of the Sellers thereunder including certain indemnification obligations. The parties anticipate making a voluntary filing with the Committee on Foreign Investment in the United States (“CFIUS”).

The Purchase Agreement contains customary representations, warranties, covenants and indemnities of the parties to the agreement. The completion of the Disposition is subject to the satisfaction or waiver of various customary closing conditions. Additionally, the closing is conditioned upon the receipt of written notice from CFIUS or the President that the transaction does not present any unresolved national security concerns as a result of Elecnor’s investment in the Hawkeye business. The Purchase Agreement provides for customary termination rights of the parties to the agreement.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, including such things as the expected date of Closing, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement and the inability to complete the proposed Disposition due to, among other things, the failure to satisfy the conditions set forth in the Purchase Agreement, as well as other risk factors described from time to time in the Company’s documents and reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: August 27, 2013	By:	/s/ Van A. Welch
Van A. Welch
Executive Vice President and Chief Financial Officer

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